Exhibit 10.1

EQUITY ONE, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

As Adopted

Effective July 1, 2005

TABLE OF CONTENTS

Article I DEFINITIONS		1
1.1	Accounting Date	1
1.2	Affiliate	1
1.3	Base Salary	1
1.4	Beneficiary	1
1.5	Board	2
1.6	Bonus	2
1.7	Change of Control	2
1.8	Code	3
1.9	Committee	3
1.10	Company	3
1.11	Compensation	3
1.12	Disabled or Disability	3
1.13	Deferral Agreement	3
1.14	Discretionary Employer Contributions	3
1.15	Discretionary Employer Contributions Subaccount	3
1.16	Eligible Person	4
1.17	Employer	4
1.18	Entry Date	4
1.19	ERISA	4
1.20	In-Service Account	4
1.21	Investment Funds	4
1.22	Key Employee	4
1.23	Leave of Absence	4
1.24	Participant	4
1.25	Participant’s Account	4
1.26	Performance Based Compensation Bonus	4
1.27	Plan	4
1.28	Plan Year	5
1.29	Retirement Account	5
1.30	Separation from Service	5
1.31	Tax-Deferred Contributions	5
1.32	Tax-Deferred Contributions Subaccount	5
1.33	Trust	5
1.34	Trustee	5
1.35	Year of Service	5
Article II ELIGIBILITY		5
2.1	Determining Eligibility	5
Article III CONTRIBUTIONS		6
3.1	Tax-Deferred Contributions	6
3.2	Discretionary Employer Contributions	7
Article IV VESTING		7
4.1	Retirement Account.	7
4.2	In-Service Accounts	8

4.3	Forfeiture	8
Article V VALUATION OF PARTICIPANT’S ACCOUNTS		8
5.1	Account Value	8
5.2	Contribution to Trust	8
Article VI DISTRIBUTIONS		9
6.1	Timing of Distributions	9
6.2	Form of Distributions	9
6.3	Payments to Beneficiaries	10
6.4	Change in Control	10
6.5	Method of Distribution	11
6.6	Hardship Distributions	11
6.7	No Acceleration of Benefits	11
Article VII ADMINISTRATION		11
7.1	Powers and Duties	11
7.2	Composition of the Committee	12
7.3	Agents	12
7.4	Procedures	12
7.5	Claims Procedure	13
7.6	Indemnification	14
7.7	Participants Bound	14
7.8	Receipts and Release	14
7.9	Withholding or Deduction for Taxes	14
7.10	Exercise of Discretion	15
Article VIII MISCELLANEOUS		15
8.1	Unfunded Plan	15
8.2	Impact on Other Executive Benefits	15
8.3	Governing Law	15
8.4	No Assignment	15
8.5	Severability	15
8.6	Headings and Subheadings	15
8.7	Gender	16
8.8	Amendment and Termination	16
8.9	No Employment Contract	16
8.10	Legal Fees To Enforce Rights After Change in Control	16

ii

EQUITY ONE, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

THIS NONQUALIFIED DEFERRED COMPENSATION PLAN is made effective as of July 1, 2005, by Equity One, Inc., a corporation duly organized and existing under the laws of the State of Maryland.

RECITALS:

WHEREAS, the Company desires to permit certain key executives of the Company and its Affiliates, as selected by the Board of Directors of the Company, it its sole discretion, to defer a portion of their compensation from the Company and its Affiliates, subject to certain conditions and pursuant to the terms and provisions specified in this Plan. Additionally, the Company desires to provide a plan for the Company and its Affiliates to make additional contributions on behalf of those key executives on a discretionary basis.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Company hereby adopts this Plan pursuant to the following terms and provisions.

ARTICLE I

DEFINITIONS

1.1 Accounting Date means the last day of the Plan Year and such other date or dates as the Committee may designate from time to time as an Accounting Date.

1.2 Affiliate means an entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control, with the Company.

1.3 Base Salary means the base rate of cash compensation paid by the Employer to or for the benefit of a Participant for services rendered or labor performed while a Participant in this Plan, including base pay a Participant could have received in cash in lieu of (a) deferrals pursuant to Section 3.1(a) hereof, and (b) contributions made on his behalf to any qualified plan maintained by the Employer or to any cafeteria plan under Section 125 of the Code maintained by the Employer.

1.4 Beneficiary means the person or persons designated by a Participant, upon such forms as shall be provided by the Committee, to receive payment of the Participant’s Account after the Participant’s death. If the Participant shall fail to designate a Beneficiary, or if for any reason such designation shall be ineffective, or if such Beneficiary shall predecease the Participant or die simultaneously with the Participant, then the Beneficiary shall be, in the following order of preference:

(a) the Participant’s surviving spouse, or

(b) the Participant’s estate.

1.5 Board means the Board of Directors of the Company.

1.6 Bonus means a cash bonus paid to a Participant by the Employer for a Plan Year. For these purposes, Bonus amounts shall be calculated before reduction for compensation deferred pursuant to all qualified, nonqualified and Code Section 125 plans maintained by the Company and its Affiliates.

1.7 Change of Control means any of the following:

(a) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possesses more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a Change in Control under this Plan. Notwithstanding the foregoing, an increase in the percentage of stock of the Company owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock of the Company for purposes of this clause (a);

(b) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board (together with any new or replacement directors whose election by the Board, or whose nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(c) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or persons) assets from the Company, outside of the ordinary course of business, that have a gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this Section 1.7(c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding anything to the contrary in this Plan, the following shall not be treated as a Change in Control under this Section 1.7(c):

(i) a transfer of assets from the Company to a shareholder of the Company (determined immediately before the asset transfer);

(ii) a transfer of assets from the Company to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii) a transfer of assets from the Company to a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or

(iv) a transfer of assets from the Company to an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.

1.8 Code means the Internal Revenue Code of 1986, as amended, and successor tax laws.

1.9 Committee means an administrative committee appointed by the Board, consisting of one or more persons. Any Committee member may, but need not, be an officer or employee of the Company and each shall serve until his or her successor shall be appointed in like manner. Any member of the Committee may resign by delivering his or her written resignation to the Board. The Board may remove any member of the Committee at any time. If the Board fails to appoint a Committee, then the Board shall constitute the Committee.

1.10 Company means Equity One, Inc., a Maryland corporation, its successors and assigns.

1.11 Compensation means the total of all amounts paid to a Participant by the Employer as Base Salary and Bonuses for personal services for the Plan Year.

1.12 Disabled or Disability means the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

1.13 Deferral Agreement means the agreement in the form or forms prescribed by the Committee, which may be electronic, entered into by the Eligible Person in accordance with Section 3.1 hereof pursuant to which the Eligible Person shall elect (a) the amount of his or her Tax-Deferred Contributions for the Plan Year, (b) the allocation of his or her Tax-Deferred Contributions among his or her Retirement Account and In-Service Accounts, if any have been established pursuant to a Deferral Agreement, (c) the allocation of the Discretionary Employer Contributions (if any) that may be made on his or her behalf by the Employer among his or her Retirement Account and In-Service Accounts; and (d) the manner in which distribution of the Participant’s Account is to be paid in accordance with Article 6 hereof.

1.14 Discretionary Employer Contributions means the discretionary contributions made by the Employer that are credited to the Participant’s Account in accordance with Section 3.2 hereof.

1.15 Discretionary Employer Contributions Subaccount means the accounts maintained under Retirement Account and In-Service Accounts for a Participant under the Plan that is credited with the Participant’s Discretionary Employer Contributions.

1.16 Eligible Person means each full-time, common law employee of the Employer (not including persons engaged as independent contractors by the Employer), designated by the Committee to be eligible to participate in the Plan. The Committee shall not designate an employee as an Eligible Person unless he or she is deemed to be among a select group of management or highly compensated employees of the Employer within the meaning of Section 201(2) of ERISA.

1.17 Employer means the Company and any Affiliate that adopts the Plan with the consent of the Company.

1.18 Entry Date means July 1, 2005, and the first day of each calendar quarter thereafter.

1.19 ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor laws.

1.20 In-Service Account means an account established by a Participant pursuant to one or more Deferral Agreements which shall have a distribution date selected by the Participant in accordance with Section 6.1(a) hereof, and to which a Participant may allocate a portion of his or her current Tax-Deferred Contributions and/or Discretionary Employer Contributions.

1.21 Investment Funds means those investment options that shall from time to time be made available as investment options under the Trust.

1.22 Key Employee means any Participant who is a key employee within the meaning of Section 416(i) of the Code, of any Employer the stock of any Employer is publicly traded on an established securities market or otherwise.

1.23 Leave of Absence means any absence authorized by the Employer that employs the Participant under its standard personnel practices.

1.24 Participant means an Eligible Person who becomes a Participant pursuant to Section 2.1 of this Plan.

1.25 Participant’s Account means, collectively, a Participant’s Retirement Account and In-Service Accounts (if any) maintained under the Plan in accordance with the provisions of the Plan for each Participant.

1.26 Performance Based Compensation Bonus means compensation based on services over a period of at least 12 months and that satisfies the requirements for performance based compensation as that term is used in Section 409A(a)(4) of the Code.

1.27 Plan means the Equity One, Inc. Nonqualified Deferred Compensation Plan as herein set forth and as it may be amended from time to time.

1.28 Plan Year means, with respect to the first Plan Year, the period from July 1, 2005 through December 31, 2005. With respect to each Plan Year thereafter, each twelve (12) month period that begins January 1 and ends December 31.

1.29 Retirement Account means the account maintained under the Plan in accordance with the provisions of the Plan for each Participant, that includes the Participant’s, Tax-Deferred Contributions Subaccount and Discretionary Employer Contributions Subaccount that have not been credited to an In-Service Account.

1.30 Separation from Service means the earliest date on which a Participant has incurred a separation from service, within the meaning of Section 409A(a)(2) of the Code, with the Employer.

1.31 Tax-Deferred Contributions means the Compensation reduction contributions credited to the Participant’s Account under Section 3.1 of the Plan.

1.32 Tax-Deferred Contributions Subaccount means the accounts maintained under Retirement Account and In-Service Accounts for a Participant under the Plan that is credited with the Participant’s Tax-Deferred Contributions.

1.33 Trust means the Equity One, Inc. Nonqualified Deferred Compensation Plan Trust created pursuant to the Trust Agreement between the Company and American Stock Transfer & Trust Company, as trustee, as amended from time to time.

1.34 Trustee means the person or entity that shall from time to time be serving as the Trustee of the Trust.

1.35 Year of Service means, with respect to a Participant, a period of twelve consecutive months during which he or she is employed by the Employer commencing on the date on which the Participant begins such employment, including months prior to the time he or she was a Participant.

ARTICLE II

ELIGIBILITY

2.1 Determining Eligibility.

(a) Only Eligible Persons may become Participants in the Plan.

(b) An Eligible Person shall become a Participant on the Entry Date coincident with or immediately following the date on which he or she becomes an Eligible Person, or such later Entry Date as the Committee may determine.

ARTICLE III

CONTRIBUTIONS

3.1 Tax-Deferred Contributions.

(a) Tax-Deferred Contribution Elections. Each Participant, so long as he or she remains a Participant, may elect, pursuant to a Deferral Agreement and in accordance with Committee rules, to defer receipt of a portion of his or her Compensation pursuant to this Plan, consisting of (i) a minimum of 0% and a maximum of 90% (in whole percentages) of his or her Base Salary earned during the Plan Year, and (ii) a minimum of 0% and a maximum of 100% (in whole percentages) of any Bonuses earned during the Plan Year.

(b) Timing of Tax-Deferred Contribution Elections. Participant Deferral Agreements are effective on a Plan Year basis with respect to Tax-Deferred Contributions. A Participant’s Deferral Agreement containing any election to defer Base Salary or any Bonus that does not constitute Performance Based Compensation, must be filed before the beginning of the Plan Year to which it relates, and may not be amended or revoked after the beginning of the Plan Year with respect to that Plan Year. A Participant’s Deferral Agreement containing any election to defer any Performance Based Compensation for a Plan Year must be filed on or before June 30 of the Plan Year for which the Performance Based Compensation is payable. A Participant may change his or her election with respect to a subsequent Plan Year by submitting a new Deferral Agreement prior to the beginning of that subsequent Plan Year.

(c) Special Rule for First Year of Participation. An Eligible Person who becomes a Participant during a Plan Year may file a Participant Deferral Agreement within 30 days after becoming a Participant. The Participant election form shall apply to Compensation with respect to services to be performed subsequent to the election, shall begin with the first administratively practicable payroll period after it is filed, and may not be amended or revoked during the Plan Year for which it is made.

(d) Allocation to Retirement or In-Service Accounts. Each Participant, so long as he or she remains a Participant, may elect on his or her Deferral Agreement to allocate his or her Tax-Deferred Contributions for the Plan Year among his or her Retirement Account and one or more In-Service Accounts. The Employer shall withhold, by payroll deduction, the amounts deferred pursuant to this Section 3.1 from the current Compensation of a Participant and credit such withheld amount to the Participant’s Retirement Account or to an In-Service Account, as elected by the Participant.

(e) Timing of Tax Deferred Contributions. Tax-Deferred Contributions made under this Section 3.1 shall be credited to a Participant’s Tax-Deferred Contributions Subaccount as and when such amounts are withheld from each Participant’s Compensation, or as soon as practicable thereafter.

3.2 Discretionary Employer Contributions.

(a) Amount of Discretionary Employer Contributions. For each Plan Year, the Committee may credit to a Participant’s Discretionary Employer Contribution Subaccount a Discretionary Employer Contribution in an amount, if any, as shall be determined by the Committee in its sole discretion on a Participant by Participant basis. In determining the amounts of Discretionary Employer Contributions to be made to the Discretionary Employer Contribution Subaccount of any Participant, the Committee shall not be obligated to treat similarly situated Participants in a like manner, and may determine that a Discretionary Employer Contribution should be made in respect of one or more Participants and not in respect of one or more other Participants. A Participant shall not be eligible for a Discretionary Employer Contribution for any Plan Year unless the Participant is employed by an Employer on the last day of that Plan Year.

(b) Timing of Discretionary Employer Contributions. Any Discretionary Employer Contributions made under this Section 3.2 shall be credited to a Participant’s Discretionary Employer Contributions Subaccount, either under the Participant’s Retirement Account or In-Service Account as elected by the Participant, at such time or times as shall be determined by the Committee.

ARTICLE IV

VESTING

4.1 Retirement Account.

(a) Tax-Deferred Contributions Subaccount. A Participant’s interest in his Tax-Deferred Contributions Subaccount maintained under his Retirement Account shall be fully vested and non-forfeitable at all times.

(b) Discretionary Employer Contributions Subaccount. A Participant shall be fully vested in his Discretionary Employer Contributions Subaccount under his Retirement Account on the first to occur of:

(i)	completion of three Years of Service;

(ii)	the date on which the Participant incurs a Separation of Service with the Employer by reason of the Participant’s death, Disability, by the Employer without Cause or by the Participant for Good Reason;

(iii)	the date on which a Change in Control occurs; or

(iv)	the date on which the Plan is terminated.

4.2 In-Service Accounts.

(a) Tax-Deferred Contributions Subaccount. A Participant’s interest in his Tax-Deferred Contributions Subaccount maintained under his In-Service Accounts shall be fully vested and non-forfeitable at all times.

(b) Discretionary Employer Contributions Subaccount. A Participant shall be fully vested in his Discretionary Employer Contributions Subaccount under his In-Service Accounts on the first to occur of:

(i)	completion of three Years of Service;

(ii)	the date on which the Participant incurs a Separation of Service with the Employer by reason of the Participant’s death, Disability, by the Employer without Cause or by the Participant for Good Reason;

(iii)	the date on which a Change in Control occurs; or

(iv)	the date on which the Plan is terminated.

4.3 Forfeiture. A Participant shall forfeit the unvested portion, if any, of his Discretionary Employer Contributions Subaccounts in the event that his employment with the Company is terminated prior to the date on which his Discretionary Employer Contributions Subaccounts are fully vested pursuant to Sections 4.1(b) and 4.2(b) hereof. Any such forfeited amounts may be applied towards future Discretionary Employer Contributions, if any, made in accordance with Section 3.2 hereof.

ARTICLE V

VALUATION OF PARTICIPANT’S ACCOUNTS

5.1 Account Value. Each Participant’s Account shall be treated as if it were actually invested in the Investment Funds selected by the Participant in such manner and at such times as shall be determined by the Committee and in accordance with the Plan, and shall be credited with gains and losses allocable thereto at such times and in such manner as shall be determined by the Committee. Participants may change their Investment Fund selections at such times and in such manner as shall be prescribed by the Committee.

5.2 Contribution to Trust. Amounts credited to a Participant’s Account shall be contributed by the Employer to the Trust at such time or times as the Employer shall determine.

ARTICLE VI

DISTRIBUTIONS

6.1 Timing of Distributions.

(a) Timing of In-Service Account Distributions.

(i) A Participant shall specify, in the manner prescribed by the Committee, a date on which distributions from each In-Service Account of the Participant are to commence (the “In-Service Distribution Date”), which date must be at least 2 years from the end of a Plan Year in which contributions are made to the In-Service Account. A Participant may not have more than three In-Service Accounts in existence at any one time.

(ii) A Participant may change the In-Service Distribution Date with respect to an In-Service Account up to three times per In-Service Account; provided, however, that (1) each change must extend the In-Service Distribution Date by at least 5 years, (2) each change must be made at least 13 months prior to the In-Service Distribution Date being changed, and (3) no change may accelerate an In-Service Distribution Date.

(iii) Distributions shall commence from an In-Service Account as soon as administratively practicable following the earlier of (1) the In-Service Distribution Date for that In-Service Account, or (2) the first day of the month immediately following the date of the Participant’s Separation from Service or termination of employment with the Employer by reason of the Participant’s death or Disability.

(b) Timing of Retirement Account Distributions. A Participant’s Retirement Account shall be distributed commencing on or as soon as administratively practicable after the first day of the month immediately following the date of the Participant’s Separation from Service or termination of employment with the Employer by reason of the Participant’s death or Disability.

(c) Distributions to Key Employees. Notwithstanding the foregoing, in no event shall any distributions be made under the Plan on account of the Separation from Service of any Participant that is a Key Employee, before the date that is 6 months after the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death or Disability, or as otherwise permitted without violating the requirements of 409(A)(a)(2) of the Code.

6.2 Form of Distributions.

(a) Form of In-Service Account Distributions. Distribution of each of a Participant’s In-Service Accounts shall be made in one of the following forms specified by the Participant in the manner prescribed by the Committee: (i) a lump sum distribution, or (ii) in at least two but not more than fifteen annual installments. Each installment shall be equal to the value of the In-Service Account multiplied by a fraction, the numerator of which is 1 and the denominator of which is the number of installments remaining to be paid.

(b) Form of Retirement Account Distributions. Distribution of the Participant’s Retirement Account shall be made in one of the following forms specified by the Participant in the manner prescribed by the Committee: (i) a lump sum distribution, or (ii) in at least two but not more than fifteen annual installments. Each installment shall be equal to the value of the Participant’s Retirement Account multiplied by a fraction, the numerator of which is 1 and the denominator of which is the number of installments remaining to be paid.

(c) Changes to Forms of Distributions; Failure to Elect Form. A Participant may elect on a form provided by the Committee to change the form in which his or her In Service or Retirement Account is to be distributed under Section 6.2(a) or (b) and the most recent election made by the Participant with respect to each such Account shall apply with respect to each such Account. In no event, however, shall (i) any change in the Participant’s election take effect until at least 12 months after the date on which the election is made, and (ii) any election related to an In-Service Account be made less than 12 months prior to the date of the first scheduled payment with respect to that In-Service Account. If a Participant fails to elect a form of distribution, then distribution shall be made in the form of a lump sum.

(d) Small Account Balances. Notwithstanding anything to the contrary contained in this Section 6.2, in the event that the value of a Participant’s Retirement Account as of the distribution date is less than the Minimum Distribution Amount, or the value of an In-Service Account as of the In-Service Distribution Date applicable to that In-Service Account is less than the Minimum Distribution Amount, distribution shall be made in the form of a lump sum. For purposes of this provision, the Minimum Distribution Amount shall be $10,000, or such lesser amount as shall not violate the requirements of Section 409A of the Code.

6.3 Payments to Beneficiaries. If a Participant dies before distribution of the entire vested portion of the Participant’s Account has been made to him or her, any remaining vested amounts (including any remaining installments that otherwise would have been payable to the Participant under Section 6.2(b), and the value of any unpaid In-Service Accounts), shall be distributed to the Participant’s Beneficiary or Beneficiaries in a lump sum payment as soon as practicable after the Participant’s death.

6.4 Change in Control. If and to the extent that it would not violate the requirements of Section 409A of the Code, in the event of a Change in Control, the full value of the vested portion of a Participant’s Account (including any remaining installments that otherwise would have been payable to the Participant under Section 6.2(b), and the value of any unpaid In-Service Accounts), shall be distributed as a lump sum to the Participant or to the Beneficiary or Beneficiaries of a deceased Participant, as soon as practicable following the Change in Control.

6.5 Method of Distribution. Distribution of the Participant’s Account shall be made in cash, based upon the valuation of such Account on the Accounting Date coincident with or immediately preceding the date of the distribution.

6.6 Hardship Distributions. Upon the written request of a Participant and in the event the Committee determines that an “unforeseeable emergency” has occurred with respect to a Participant, the Participant may withdraw, in each case, the lesser of (i) the amount necessary to meet the emergency or (ii) the vested portion of the Participant’s Account, reduced by applicable withholding taxes. For this purpose, an “unforeseeable emergency” shall mean an unanticipated emergency, such as a sudden and unexpected illness or accident of the Participant or a dependent of the Participant or loss of the Participant’s property due to casualty, that is caused by an event beyond the control of the Participant and that would result in a severe financial hardship if the withdrawal were not permitted. The need to pay a Participant’s child’s tuition to college and the desire to purchase a home shall not be considered unforeseeable emergencies. Hardship distributions shall first be made from the vested portion of a Participant’s Retirement Account, until depleted, and then from the Participant’s In-Service Accounts, if any, beginning with the In-Service Account with the most distant distribution date.

6.7 No Acceleration of Benefits. In no event shall the acceleration of the time or schedule of any payment under the Plan be permitted, except to the extent permitted under Section 409A of the Code and the Treasury Regulations thereunder.

ARTICLE VII

ADMINISTRATION

7.1 Powers and Duties. The Committee generally shall be responsible for the management, operation, interpretation and administration of the Plan. The Committee shall:

(a) Establish procedures for allocation of responsibilities of the Plan which are not allocated herein;

(b) Subject to Section 1.16, determine the names of those employees who are eligible to participate, and such other matters as may be necessary to enable payment under the Plan;

(c) Construe all terms, provisions, conditions and limitations of the Plan;

(d) Correct any defect, supply any omission or reconcile any inconsistency that may appear in the Plan;

(e) Determine the amount, manner and time of payment of any benefits hereunder and prescribe procedures to be followed by Participants to obtain benefits; and

(f) Perform such other functions and take such other actions as may be required by the Plan or as may be necessary or advisable to accomplish the purposes of the Plan.

The Company shall furnish the Committee with all data and information available which the Committee may reasonably require in order to perform its functions hereunder. The Committee may rely without question upon any such data or information furnished by the Company. Any interpretation or other decision made by the Committee shall be final, binding and conclusive upon all persons in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously.

7.2 Composition of the Committee.

(a) The Committee shall be comprised of one or more persons appointed by the Board. In the event that the Board fails to appoint a Committee or no person previously appointed by the Board is then serving on the Committee, then the Board shall serve as the Committee. Any Committee member may, but need not, be an officer or employee of the Company and each shall serve until his or her successor shall be appointed in like manner. Any member of the Committee may resign by delivering his or her written resignation to the Board. The Board may remove any member of the Committee at any time.

(b) Notwithstanding the provisions of paragraph (a) hereof that are inconsistent herewith, after a Change in Control, the Committee shall be comprised of one or more persons appointed by the person (the “Appointing Person”) who, immediately prior to the Change in Control, was serving as the Company’s Chief Executive Officer or, if the Company’s Chief Executive Officer is not identified or is unable or unwilling to serve, by the person who, immediately prior to the Change in Control, was serving as the Company’s Chief Financial Officer. Upon and after a Change in Control, the members of the Committee may be terminated (and a replacement appointment) only by the Appointing Person. Upon and after a Change in Control, the members of the Committee may not be terminated by the Company or the Board. After a Change in Control, the Company shall pay any fees of, and reasonable costs incurred by, the Committee.

7.3 Agents. The Committee may appoint a Secretary who may, but need not, be a member of the Committee, and may employ such agents for clerical and other services, and such counsel, accountants and other professional advisors as may be required for the purpose of administering the Plan. The Committee may rely on all tables, valuations, reports, certificates and opinions furnished by its agents.

7.4 Procedures. A majority of the Committee members shall constitute a quorum for the transaction of business. No action shall be taken except upon a majority vote of the Committee. An individual shall not vote or decide upon any matter relating solely to himself or vote in any case in which his or her individual right or claim to any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act, and the remaining members cannot agree on an issue, the Company shall appoint a temporary substitute member to exercise all of the powers of the disqualified member concerning the matter in which he is disqualified.

7.5 Claims Procedure. In the event that any Participant or Beneficiary claims to be entitled to benefits under the Plan or believes his or her benefits are incorrect, that Participant or Beneficiary (hereafter, a “Claimant”) may file a claim for benefits by submitting a written statement describing the basis of the claim for benefits under the Plan. The Committee shall review the claim and respond within a reasonable period of time (generally 90 days). However, if special circumstances require an extension of time to consider the claim, the Committee may extend the 90 day period up to a total of 180 days. If the Committee extends the 90 day period, the Claimant will be notified in writing as to the length of the extension and the special circumstances which necessitate the extension, including the date on which the Committee expects to render the determination. If the Committee makes an adverse determination as to the Claimant’s claim, the Committee shall, within the time period described above, notify the Claimant in a writing setting forth, in a manner calculated to be understood by the Claimant:

(a) the specific reasons for the adverse determination,

(b) the provisions of the Plan on which the determination is based,

(c) a description of additional information or material necessary for the Claimant to perfect the claim and an explanation of why such additional information or material is necessary, and

(d) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring suit under Section 502(a) of ERISA following an adverse benefit determination on review.

Within 60 days of receipt by a Claimant of a notice denying a claim, the Claimant, or his or her duly authorized representative, may request in writing a full and fair review of the claim by filing an appeal with the Committee. In connection with such appeal, the Claimant or his or her duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Committee shall consider the Claimant’s written presentation, as well as any evidence, facts or circumstances the Committee deems relevant. The Committee shall make a decision not later than 60 days after the Plan’s receipt of a request for appeal, unless special circumstances (such as the need to hold a hearing, as determined by the Committee in its sole discretion) require an extension of time for processing, in which case a decision will be rendered as soon as possible but not later than 120 days after receipt of a request for appeal. The Committee shall notify the Claimant prior to the expiration of the initial 60 day period if an extension is required. The notification shall indicate the special circumstances requiring the extension, and the date on which the Committee expects to render the determination on review. If the initial 60 day period is extended due to a Claimant’s failure to submit information necessary to make the benefit determination on review, the period shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

Notification of the Committee’s decision on appeal shall be provided to the Claimant in writing. If an adverse determination is made, the notification shall set forth, in a manner calculated to be understood by the Claimant:

(e) the specific reasons for the adverse determination,

(f) reference to the specific Plan provisions on which the adverse determination is based,

(g) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, and

(h) a statement that the Claimant may bring an action under Section 502(a) of ERISA.

7.6 Indemnification. The Company shall indemnify each Committee member against any liability or loss sustained by reason of any act or failure to act made in good faith, including, but not limited to, those in reliance on certificates, reports, tables, opinions or other communications from any company or agents chosen by the Committee in good faith. Such indemnification shall include attorneys’ fees and other costs and expenses reasonably incurred in defense of any action brought by reason of any such act or failure to act.

7.7 Participants Bound. Any action with respect to the Plan taken by the Committee or the Company or the Trustee or any action authorized by or taken at the direction of the Committee, the Company or the Trustees shall be final, binding and conclusive upon all Participants and beneficiaries entitled to benefits under the Plan in the absence of clear and convincing evidence that the Committee, Company or Trustee acted arbitrarily and capriciously.

7.8 Receipts and Release. Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, the Committee and the Trustee under the Plan, and the Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or Beneficiary is determined by the Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Committee may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Committee, the Company or the Trustee to follow the application of such funds.

7.9 Withholding or Deduction for Taxes. Anything in this Plan to the contrary notwithstanding, all payments or contributions required to be made, and all benefits required to be provided, shall be subject to the withholding of such amounts relating to taxes as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Employer may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

7.10 Exercise of Discretion. In exercising any discretion grant to them under the Plan, the Committee and the Company shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person, Participant or Beneficiary in a manner consistent with the treatment, any other Eligible Person, Participant or Beneficiary.

ARTICLE VIII

MISCELLANEOUS

8.1 Unfunded Plan . The obligations of an Employer under this Plan shall be paid from the general assets of that Employer and not from any particular fund. Participants shall have the status of general unsecured creditors of an Employer and the Plan constitutes a mere promise by that Employer to make benefit payments in the future. It is intended that this Plan shall constitute an “unfunded” plan for tax purposes and an “unfunded” plan for a select group of management or highly compensated employees under ERISA. If an Employer purchases any life insurance policies, or makes any other investments, such policies (and any amounts invested by that Employer therein) and any other investments of that Employer shall be subject to the claims of that Employer’s creditors. The assets of the Trust also shall be subject to the Employer’s creditors in the event of the Employer’s Insolvency, as defined in the Trust Agreement establishing the Trust. Nothing contained in this Plan shall be interpreted to grant to any Participant or Beneficiary, any right, title or interest in any property of an Employer or the Trust.

8.2 Impact on Other Executive Benefits. This Plan shall not be construed to impact or cause the denial of any benefits to which any Participant may be entitled under any other welfare or benefit plan of the Employer.

8.3 Governing Law. The Plan shall be construed, administered, and governed in all respects under and by the laws of the state in which the Company maintains its primary place of business.

8.4 No Assignment. The right to receive payment of any benefits under the Plan shall not be transferred, assigned or pledged, except by Beneficiary designation, by will, under the laws of decent and distribution, or as may be otherwise required by law.

8.5 Severability. If any provision of this Plan is found, held or deemed to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

8.6 Headings and Subheadings. Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

8.7 Gender. The masculine, as used herein, shall be deemed to include the feminine and the singular to include plural, except where the context requires a different construction.

8.8 Amendment and Termination. This Plan may be amended or terminated in any respect at any time by the Board; provided, however, that no amendment or termination of the Plan shall be effective to reduce any benefits that accrue before the adoption of such amendment or termination. If and to the extent permitted without violating the requirements of Section 409A of the Code, the Board may require that the Accounts of all Participants and Beneficiaries (including, without limitation, any remaining benefits payable to Participants or Beneficiaries receiving distributions in installments at the time of the termination) be distributed as soon as practicable after such termination, notwithstanding any elections by Participants or Beneficiaries with regard to the timing or form in which their benefits are to be paid. If and to the extent that the Board does not accelerate the timing of distributions on account of the termination of the Plan pursuant to the preceding sentence, payment of any remaining benefits under the Plan shall be made at the same times and in the same manner as such distributions would have been made based upon the most recent elections made by Participants and Beneficiaries, and the terms of the Plan, as in effect at the time the Plan is terminated.

8.9 No Employment Contract. This Plan does not constitute a contract of employment or impose on any Participant or the Employer any obligations to retain the Participant as an employee, to change the status of the Participant’s employment, or to change the Employer’s policies regarding termination of employment.

8.10 Legal Fees To Enforce Rights After Change in Control. The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant’s Employer (which might then be composed of new members) or a shareholder of the Company or the Participant’s Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant’s Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant’s Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant’s Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant’s Employer irrevocably authorizes such Participant to retain counsel of his or her choice at the expense of the Company and the Participant’s Employer (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant’s Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant’s Employer or any successor thereto in any jurisdiction.

IN WITNESS WHEREOF, Equity One, Inc. has caused the Plan to be executed on this 1st day of July, 2005.

EQUITY ONE, INC.

By:	/s/ Howard M. Sipzner
Name:	Howard M. Sipzner
Title:	Executive Vice President and Chief Financial Officer